SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.__)*


                                 ValiCert, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    9195Q105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 15 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 2 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital, L.P. ("August I")
                      Tax ID Number:  94-3228541
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                  5        SOLE VOTING POWER
           BENEFICIALLY                        1,732,466  shares,  except that August Capital  Management,  L.L.C.
           OWNED BY EACH                       ("ACM"),  the  general  partner  of August I, may be deemed to have
             REPORTING                         sole  voting  power,  and  John  Johnston  ("Johnston"),  David  F.
              PERSON                           Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"), the
               WITH                            members of ACM,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6         SHARED VOTING POWER
                                               See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7         SOLE DISPOSITIVE POWER
                                               1,732,466 shares, except that ACM, the general partner of August I, may be  deemed  to  have  sole  dispositive  power,  and  Johnston,
                                               Marquardt, and Rappaport, the members of ACM, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8         SHARED DISPOSITIVE POWER
                                               See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,732,466
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.61%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 3 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners, L.P. ("Partners I")
                      Tax ID Number:  94-3228637
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5         SOLE VOTING POWER
           BENEFICIALLY                        60,194 shares,  except that ACM, the general partner of Partners I,
           OWNED BY EACH                       may be deemed to have sole voting power,  and Johnston,  Marquardt,
             REPORTING                         and  Rappaport,  the  members of ACM,  may be deemed to have shared
              PERSON                           power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6         SHARED VOTING POWER
                                               See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7         SOLE DISPOSITIVE POWER
                                               60,194 shares,  except that ACM, the general partner of Partners I, may be  deemed  to  have  sole  dispositive  power,  and  Johnston,
                                               Marquardt, and Rappaport, the members of ACM, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8         SHARED DISPOSITIVE POWER
                                               See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       60,194
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.26%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 4 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Associates, L.P. ("Associates I")
                      Tax ID Number:  94-3228636
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                      88,410 shares, except that ACM, the general partner of Associates I,
             REPORTING                        may be deemed to have sole voting power,  and  Johnston,  Marquardt,
              PERSON                          and  Rappaport,  the  members of ACM,  may be deemed to have  shared
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              88,410 shares, except that ACM, the general partner of Associates I, may  be  deemed  to  have  sole  dispositive  power,  and  Johnston,
                                              Marquardt,  and Rappaport, the members of ACM, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       88,410
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.39%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 5 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management, L.L.C. ("ACM")
                      Tax ID Number:  94-3228539
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,881,070  shares,  of which 1,732,466  shares are directly owned by
           OWNED BY EACH                      August I, 60,194 shares are directly owned by Partners I, and 88,410
             REPORTING                        shares are directly owned by Associates I. ACM, the general  partner
              PERSON                          of August I, Partners I and Associates I, may be deemed to have sole
               WITH                           power to vote these shares. Johnston,  Marquardt, and Rappaport, the members  of ACM,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly owned by Associates I. ACM, the general  partner of August I, Partners I and Associates I, may be deemed to have sole
                                              power  to  dispose  of  these  shares.   Johnston,   Marquardt,  and
                                              Rappaport, the members of ACM, may be deemed to have shared power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,881,070
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 6 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       20,000 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by  Associates I. Johnston is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              20,000 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by  Associates I. Johnston is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,901,070
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.35%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 7 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by Associates I. Marquardt is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by Associates I. Marquardt is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to dispose of these shares.

------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,881,070
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  9195Q105                                               13 G                  Page 8 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by Associates I. Rappaport is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,881,070  shares,  of which 1,732,466  shares are directly owned by
                                              August I, 60,194 shares are directly owned by Partners I, and 88,410 shares are directly  owned by Associates I. Rappaport is a member of
                                              ACM, the general  partner of August I, Partners I and  Associates I, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,881,070
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                    [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.26%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 9 of 15 Pages
------------------------------                     -----------------------------

ITEM 1(A).        NAME OF ISSUER

                  ValiCert, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  339 North Bernardo Avenue
                  Mountain View, CA 94043

ITEM 2(A).        NAME OF PERSONS FILING

                  This statement is filed by August Capital, L.P., a Delaware limited partnership ("August I"), August Capital Strategic Partners, L.P., a Delaware limited partnership ("Partners I"), August Capital Associates, L.P., a Delaware limited partnership ("Associates I"), August Capital Management, L.L.C., a Delaware limited liability company ("ACM"), John Johnston ("Johnston"), David F. Marquardt ("Marquardt"), and Andrew S. Rappaport ("Rappaport"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM is the general partner of August I, Partners I and Associates I, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August I, Partners I and Associates I. Johnston, Marquardt, and Rappaport are the managing members of ACM, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by August I, Partners I and Associates I.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(C)         CITIZENSHIP

                  August I, Partners I and Associates I are Delaware limited partnerships. ACM is a Delaware limited liability company. Johnston, Marquardt, and Rappaport are United States citizens.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES

                  Common Stock

------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 10 of 15 Pages
------------------------------                     -----------------------------

ITEM 2(E).        CUSIP NUMBER

                  CUSIP # 9195Q105

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a) Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 11 of 15 Pages
------------------------------                     -----------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of August I, Partners I, and Associates I, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 12 of 15 Pages
------------------------------                     -----------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2001

Entities:         August Capital, L.P.
                  August Capital Strategic Partners, L.P.
                  August Capital Associates, L.P.
                  August Capital Management, L.L.C.

                                             By:/s/ Mark G. Wilson
                                                -----------------------
                                             Mark  G.  Wilson,  Attorney-in-Fact
                                             for the above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport

                                             By:/s/ Mark G. Wilson
                                                -----------------------
                                             Mark  G.  Wilson,  Attorney-in-Fact
                                             for the above listed individuals

------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 13 of 15 Pages
------------------------------                     -----------------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   14

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact             15

------------------------------                                                -----------------------------
CUSIP NO.  9195Q105                                 13 G                           Page 14 of 15 Pages
------------------------------                                                -----------------------------

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ValiCert, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated February 13, 2001

Entities:         August Capital, L.P.
                  August Capital Strategic Partners, L.P.
                  August Capital Associates, L.P.
                  August Capital Management, L.L.C.

                                                                        By:/s/ Mark G. Wilson
                                                                           -----------------------
                                                                        Mark  G.  Wilson,  Attorney-in-Fact
                                                                        for the above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport

                                                                        By:/s/ Mark G. Wilson
                                                                           -----------------------
                                                                        Mark  G.  Wilson,  Attorney-in-Fact
                                                                        for the above listed individuals


------------------------------                     -----------------------------
CUSIP NO.  9195Q105                   13 G              Page 15 of 15 Pages
------------------------------                     -----------------------------

                                    EXHIBIT B

                 Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.